Exhibit 3.3

CERTIFICATE OF RESTATED

CERTIFICATE OF INCORPORATION

OF

KEMET ELECTRONICS CORPORATION

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In accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware

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David E Maguire and James J. Jerozal, being the President and Assistant Secretary, respectively, of KEMET Electronics Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify:

FIRST:  The Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on March 23, 1987 under the name Kemet Acquisition Corporation.”  The Corporation amended its Certificate of Incorporation on March 26, 1987 to change the name of the corporation to “Kemet Electronics Corporation.”  The Corporation’s Certificate of Incorporation was further amended in certain respects on January 22, 1990 and on December 20, 1990.

SECOND:  That pursuant to unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed integration, amendment and restatement (the “Amendment and Restatement”) of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) in its entirety to read in the form of Exhibit A attached hereto.

THIRD:  That in lieu of a meeting and vote of stockholders, stockholders having not less than the minimum number of votes necessary to authorize said Amendment and Restatement have given written consent to said Amendment and Restatement and written notice thereof has been given to those stockholders who have not consented in writing in accordance with the provisions of Section 228 (d) of the General Corporation Law of the State of Delaware.

FOURTH:  That the aforementioned Amendment and Restatement was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware.

FIFTH:  That the Certificate of Incorporation of the Corporation is hereby amended and restated as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the undersigned, being the President and Assistant Secretary hereinabove named, for the purpose of amending and restating the Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury do each hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly have hereunto signed this Certificate of Amendment of Certificate of Incorporation this 20th day of April, 1992.

KEMET ELECTRONICS CORPORATION

	BY	/s/ DAVID E. MAGUIRE
David E. Maguire
President

Attest:
/s/ JAMES J. JEROZAL
James J. Jerozal
Assistant Secretary

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

KEMET ELECTRONICS CORPORATION

ARTICLE 1.  The name of the Corporation is Kemet Electronics Corporation.

ARTICLE 2.  The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.  The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4.  The Corporation shall have the authority to issue one thousand (1,000) shares of common stock of One Dollar ($1.00) par value per share (“Common Stock”); four hundred thousand (400,000) shares of Class A 14% Senior Cumulative Preferred Stock of One Hundred Dollars ($100.00) par value per share (“Senior Preferred Stock”), which may only be issued either upon conversion of the Corporation’s Convertible Subordinated Notes (“Convertible Subordinated Notes”) in the original principal amount of $23,400,000 (together with any additional Convertible Subordinated Notes issued in lieu of interest payments thereon) or pursuant to Section 1(b) of Article 10; and three hundred ten thousand (310,000) shares of Class B 12% Junior Cumulative Preferred Stock of One Dollar ($1.00) par value per share (“Junior Preferred Stock”).  Shares of Senior Preferred Stock shall rank prior to shares of Junior Preferred Stock, Common Stock and any other equity security or security convertible into or exchangeable for any equity security of the Corporation with respect to the payment of dividends, upon liquidation and upon redemption.  The Senior Preferred Stock and Junior Preferred Stock are referred to collectively as the “Preferred Stock.”

ARTICLE 5.  The name and mailing address of each incorporator is as follows:

Name	Mailing Address
Raymond G. Maier	c/o Union Carbide Corporation 39 Old Ridgebury Road, E-3 Danbury, Connecticut 06817

ARTICLE 6.  The Corporation is to have perpetual existence.

ARTICLE 7.  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amend the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

When and as authorized by the stockholders in accordance with statute, to sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other Corporation or Corporations as its board of directors shall deem expedient and for the best interests of the Corporation.

ARTICLE 8.  Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

ARTICLE 9.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE 10.  The relative preferences, powers, rights, qualifications, limitations and restrictions in respect of the Senior Preferred Stock are as follows:

1.     Dividends

(a)   Each issued and outstanding share of Senior Preferred Stock shall entitle the holder of record thereof to receive, when and as declared by the Board of Directors, out of any fund legally available therefor, dividends at the rate per annum of $14.00 per share, prior and in preference to any declaration, payment or setting apart for payment of any dividend on the Junior Preferred Stock, Common Stock or other equity securities or securities convertible into or exchangeable for equity securities of the Corporation, payable in cash or additional shares of Senior Preferred Stock as provided in Section 1(b) of this Article 10, payable annually on July 5 of each year, commencing with July 5, 1991, compounded annually until December 21, 1993 and compounded quarterly thereafter commencing with December 21, 1993 until December 21, 1996.  If all issued and outstanding shares of Senior Preferred Stock have not been redeemed in full on or before December 21, 1996, then from and after such date dividends shall accrue on each issued and outstanding share of Senior Preferred Stock  at the annual rate of $16.00 per share, compounded quarterly, which annual rate shall increase by $1.00 per share on each December 21st thereafter (but subject to a maximum annual rate of $18.00 per share, compounded quarterly) until all issued and outstanding shares of Senior Preferred Stock shall have been redeemed in full.  Such dividends shall accrue on each share from the date of issuance (the date of issuance of any such share being its “Original Issuance Date” regardless of the number of times transfer of such share is made on the stock transfer records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share) and shall accrue from day to day, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends; provided, however, that with respect to any shares of Senior Preferred Stock issued upon conversion of the Corporation’s Convertible Subordinated Notes, the Original Issuance Date of such shares of Senior Preferred Stock shall be deemed to be the later of the date of issuance of the Convertible Subordinated Notes so converted or the last day of the most recent fiscal year of the Corporation with respect to which interest has been paid (either in cash or in additional Convertible Subordinated Notes) in full on such Convertible Subordinated Notes.

(b)   Dividends on each share of Senior Preferred Stock accruing in respect of the period from the Original Issuance Date to and including December 21, 1993 shall be payable, at the option of the Corporation, in cash or by the issuance and delivery to the holder thereof of additional fully paid and nonassessable shares of Senior Preferred Stock as provided in this Section 1(b) of Article 10, regardless of the terms of any other securities of this Corporation or any contract or other agreement to which the Corporation or any contract or other agreement to which the Corporation may be a party, and the issuance of such additional shares of Senior Preferred Stock in accordance with this Section 1(b) of Article 10 shall constitute full payment of such dividends.  For each one hundred dollars ($100.00) of such accrued and unpaid dividends, the Corporation shall, at the time for payment of such accrued and unpaid dividend, issue to the holder of Senior Preferred Stock, in respect of such dividend payment, that number of shares of Senior Preferred Stock (including fractional shares, if any) duly registered in the name of such holder that would be entitled, immediately upon its issuance, to a Liquidation Preference (as defined in Section 3 of this Article 10) of One Hundred Dollars ($100.00) upon the immediate liquidation, dissolution or winding up of this Corporation.  Any additional shares of Senior Preferred Stock issued pursuant to this Section 1(b) of Article 10 shall be subject in all respects, except with respect to the issuance date, to the same terms as the shares of Senior Preferred Stock originally issued hereunder.  Dividends on each share of Senior Preferred Stock (including shares of Senior Preferred Stock issued pursuant to this Section 1(b) of Article 10) accruing in respect of any period after December 21, 1993 shall be payable only in cash; provided, however, that cash dividends shall not be required to be paid on shares of Senior Preferred Stock, Junior Preferred Stock, Common Stock or other equity securities or securities convertible into or exchangeable for equity securities of the Corporation if the payment of cash dividends is prohibited at such time by the terms of the Senior Debt or the Junior Debt.  On any dividend payment date, any dividends payable to a holder on such payment date in additional shares of Senior Preferred Stock and any shares of Senior Preferred Stock previously issued to such holder may be consolidated, at the option of such holder, by the issuance of a single certificate for all such shares of Senior Preferred Stock.

(c)   In the event of the payment of dividends by the issuance of additional shares of Senior Preferred Stock pursuant to Section 1(b) of this Article 10, the Corporation (i) shall give written notice to the holders of Senior Preferred Stock and the transfer agent for the Senior Preferred Stock, which shall be the Corporation or any person duly appointed by the Corporation for such purpose (the “Transfer Agent”), of such fact not less than 5 nor more than 45 days prior to the record date for any such dividend payment and (ii) shall or shall cause the Transfer Agent, upon written order of the Corporation signed by two officers of the Corporation and given not less than 5 nor more than 45 days prior to the date for payment of such dividend, to issue certificates for additional shares of Senior Preferred Stock representing the number of additional shares of Senior Preferred Stock to be issued as a dividend on such dividend payment date in accordance with Section 1(b) of Article 10.  In the event of the payment of dividends in cash, the Corporation shall pay such dividends to the holders of Senior Preferred Stock in lawful money of the United States by, at the option of each such holder, wire transfer in immediately available funds to an account in a bank located in the United States designated by such holder for such purpose or delivery to such holder(s) of a certified or official bank check drawn on a member of the Chicago or New York Clearing House payable to such holder.

(d)   Dividends as provided in Article 11 as in effect on the date hereof may be paid, declared or set aside for payment upon shares of Junior Preferred Stock in any fiscal year only if dividends shall have been paid, or declared and irrevocably and unconditionally set aside in trust for payment, or paid by issuance of additional shares pursuant to paragraph 1(b), on account of all shares of Senior Preferred Stock then issued and outstanding, at the applicable rate for such fiscal year together with any cumulative dividends pursuant to Section 1(e) of this Article 10.  Distributions (including, without limitation, on redemption or liquidation) on Junior Preferred Stock and dividends and distributions upon shares of  Common Stock (except for dividends on Common Stock permitted by the terms of the Senior Debt (as defined herein) and the Junior Debt (as defined herein), but only to the extent such dividends are required and used for the repurchase, redemption or prepayment by KEMET Corporation, (Delaware), a Delaware corporation (“KEMET Corporation”) of any equity security, security convertible into or exchangeable for any equity security or debt instrument issued by KEMET Corporation from any employee or former employee of the Corporation or any Controlling Corporation or the affiliates or transferees of such an employee or former employee in accordance with the terms and conditions of paragraph 3 of those certain Management Agreements (collectively, the

“Management Agreement”) between KEMET Corporation and Mr. D.E. Maguire, Mr. C.E. Volpe, Mr. D.R. Cash, Mr. G.H. Spears, Mr. B.G. Hawthornthwaite, Mr. K. L. Martin, Mr. J. Piper, Mr. J.J. Jerozal, Mr. D.A. Adams, Mr. B.K. Scheumann, Mr. R.A. Taylor, Mr. E.H. Bost, Mr. H.L. Crowley and Mr. D.J. Poinsette, as in effect on the original date of issuance of the Convertible Subordinated Notes) or other equity securities or securities convertible into or exchangeable for equity securities of the Corporation shall not be paid, declared or set aside for payment (other than dividends and distributions on the Senior Preferred Stock and dividends on the Junior Preferred Stock) unless and until all issued shares of Senior Preferred Stock have been redeemed pursuant to Section 2 of this Article 10; provided that the Corporation shall be permitted to transfer from time to time assets and other property to KEMET Corporation pursuant to the provisions of Section 3 of the Services Agreement, dated as of December 21, 1990 and amended as of October 1, 1991, between the Corporation and KEMET Corporation (the “Services Agreement”), notwithstanding that such transfer or transfers may be deemed to be, or structured as, a dividend upon shares of Common Stock.

(e)   The right to dividends upon the issued and outstanding shares of Senior Preferred Stock shall be cumulative so that such rights shall be deemed to accrue from and after the date of issuance of such shares, whether earned or not, or whether or not there be funds legally available therefor, or whether or not such dividends shall have been declared; and if such dividends in respect of any period beginning on the Original Issuance Date of such shares of Senior Preferred Stock shall not have been declared and either paid or a sum sufficient for the payment in full thereof irrevocably and unconditionally set aside in trust for such payment, the deficiency shall first be fully paid on the Senior Preferred Stock before any dividend or other distribution may be paid, declared or set apart for payment to the holders of shares of Junior Preferred Stock, Common Stock or other equity securities or securities convertible into or exchangeable for equity securities of the Corporation (except for dividends on Common Stock permitted by the terms of the Senior Debt and the Junior Debt, but only to the extent such dividends are required and used for the repurchase, redemption or prepayment by KEMET Corporation of any equity security, security convertible into or exchangeable for any equity security or debt instrument issued by KEMET Corporation from any employee or former employee of the Corporation or any Controlling Corporation or the affiliates or transferees of such an employee or former employee in accordance with the terms and conditions of paragraph 3 of the Management Agreement as in effect on the original date of issuance of the Convertible Subordinated Notes, and except that the Corporation shall be permitted to transfer from time to time assets and other property to KEMET Corporation pursuant to the provisions of Section 3 of the Services Agreement, notwithstanding that such transfer or transfers may be deemed to be, or structured as, a dividend upon shares of Common Stock), and shall in any event be paid upon the redemption of the Senior Preferred Stock in cash; and if the funds available for the payment of such dividends are insufficient to pay in full the dividends payable on all outstanding shares of Senior Preferred Stock, the total available funds shall be paid in partial dividends on the shares of the Senior Preferred Stock on a pro rata basis, subject to the right of the Corporation to pay certain of such dividends in shares of Senior Preferred stock as set forth in Section 1(b) of this Article 10.

(f)    Upon the failure by the Corporation to pay in full any accrued dividend on the Senior Preferred Stock on any dividend payment date, whether or not any such dividend shall be earned or declared, and until the payment in full by the Corporation of all accrued and unpaid dividends, both for the current dividend period and for past dividend periods, such unpaid dividends shall cumulate and shall bear interest at a rate equal to the then-current applicable dividend rate set forth in Section 1(a) of this Article 10.

2.     Redemption.

(a)   Subject to Section 2(h) of this Article 10, each holder of the Senior Preferred Stock shall have the rights, at the option of the holder, to require the Corporation to redeem all or any part of the shares of Senior Preferred Stock held by such holder at a price per share equal to the Redemption Price (as defined herein) at any time (A) after June 21, 2001 by delivering written notice to that effect to the Corporation specifying the number of shares to be redeemed and the date fixed for redemption (the “Scheduled Redemption Date”), which date shall be not less than thirty (30) days following the date of such notice, or (B) earlier upon the occurrence, without the consent of the holders of Senior Preferred Stock pursuant to Section 2(c) of this Article 10, of any of the following events or transactions (each a “Redemption Event”);

(i)            Any merger, consolidation or other business combination of the Corporation or any of its subsidiaries with or into any other corporation or other entity, or any transaction or series of transactions (whether or not related) in which more than 50% of the voting power of, or the legal or beneficial ownership interests in, the Corporation or any of its subsidiaries is Transferred (as defined herein) or otherwise disposed of (cumulatively, as measured by a change from December 21, 1990), except (A) a merger, consolidation or other business combination of the Corporation of any of its subsidiaries with or into another corporation or other entity which would not result in Material Harm (as defined herein) to the holders of Senior Preferred Stock or otherwise constitute a Redemption Event, (B) the merger, consolidation or other business combination any subsidiary of the Corporation with or into the Corporation and in which the Corporation is the surviving entity or (C) the merger, consolidation other business combination of any subsidiary of the Corporation with or into any other subsidiary of the Corporation provided that one of such subsidiaries is the surviving entity;

(ii)           the sale or other transfer (in a single transaction or series of related transactions) by the Corporation or any of its subsidiaries of more than twenty percent (20%) of the assets of the Corporation and its subsidiaries (on a consolidated basis), except (A) where the proceeds therefrom are paid to and held for use by the Corporation or are used for the payment of the Corporation’s Senior Debt (as defined herein) or Junior Debt (as defined herein) in compliance with item (vi) of this Section 2(a) of Article 10 and (B) for sales by the Corporation or its subsidiaries in the ordinary course of business;

(iii)          any recapitalization, restructuring or other similar type reorganization of the Corporation, except (A) for refinancings of the Corporation’s Senior Debt or, subject to item (vi) of this Section 2(a) of Article 10, Junior Debt or (B) where such transaction would not result in Material Harm to the holders of Senior Preferred Stock or otherwise constitute a Redemption Event;

(iv)          any acquisition by the Corporation or any of its subsidiaries of any corporation, business or other enterprise, except for (A) the acquisition of a Capacitor Business (as defined herein) at a cost not to exceed twenty million dollars ($20,000,000) in a transaction which would not otherwise constitute a Redemption Event or (B) an acquisition which would not result in Material Harm to the holders of Senior Preferred Stock or otherwise constitute a Redemption Event;

(v)           the issuance or authorization for issuance of any equity security (other than issuance of shares of Senior Preferred Stock pursuant to Section 1(b) of this Article 10 or pursuant to the Convertible Subordinated Notes due December 21, 1995 of the Corporation in the original principal amount of $23,400,000 plus additional Convertible Subordinated Notes issued in payment of interest thereon) or any security convertible into or exchangeable for any equity security which ranks on a parity with or senior to the Senior Preferred Stock with respect to the payment of dividends, upon liquidation or upon redemption

(“Parity Stock”) or the issuance or authorization for issuance of any security convertible into or exchangeable for Parity Stock;

(vi)          except as permitted by item (vii) below, the prepayment or redemption, whether voluntary or involuntary, in whole or in part, of any debt (principal or interest, secured or unsecured) of the Corporation, any Controlling Corporation (as defined herein) or any subsidiary of the Corporation, except for (A) partial prepayments (whether voluntary or involuntary) of the Senior Debt or the Junior Debt of the Corporation, (B) the prepayment in full of the Senior Debt of the Corporation in connection with the refinancing of such indebtedness or (C) the prepayment in full of the Junior Debt of the Corporation, provided that such prepayment is in connection with a refinancing of the Junior Debt having terms with respect to interest rate, principal amortization schedule, restrictions on payments on Senior Preferred Stock or Junior Subordinated Notes (as define herein), and subordination of the Junior Subordinated Notes no less favorable with respect to the Corporation or the holders of the Senior Preferred Stock or the Junior Subordinated Notes than the correlative terms of the Junior Debt in effect on the date of initial issuance of the Convertible Subordinated Notes;

(vii)         the purchase, repurchase or redemption by the Corporation, any Controlling Corporation or any subsidiary of the Corporation of any equity security (other than the Senior Preferred Stock) or any security convertible into or exchangeable for any equity security issued by the Corporation or any Controlling Corporation or the purchase, redemption or prepayment by the Corporation or any Controlling Corporation of any debt instrument issued by the Corporation, any Controlling Corporation or any subsidiary of the Corporation and held by the Investor Group (as defined herein) except for debt instruments issued by the Corporation and initially held by Citibank, N.A., or the deposit of funds into, or the setting aside or making available of funds for, a sinking fund for the purchase, repurchase, redemption or prepayment of such an equity security, security convertible into or exchangeable for any equity security or debt instrument, except for:  (A) the repurchase, redemption or prepayment by a Controlling Corporation of any equity security, security convertible into or exchangeable for any equity security or debt instrument issued by any Controlling Corporation from any employee or former employee of the Corporation or any Controlling Corporation or the affiliates or transferees of such an employee or former employee in accordance with the terms and conditions of paragraph 3 of the Management agreement as in effect on the original issuance date of the

Convertible Subordinated Notes; or (B) the purchase, repurchase or redemption by KEMET Corporation of securities issued by KEMET Corporation pursuant to paragraph 5 of that certain Stockholders Agreement among KEMET Corporation and its stockholders, as in effect on the date of original issuance of the Convertible Subordinated Notes, for a consideration consisting wholly of subordinated promissory notes of KEMET Corporation having the same terms and provisions as the 13% junior promissory notes due June 21, 2001 of KEMET Corporation as in effect and outstanding on the date of original issuance of the Convertible Subordinated Notes, with the principal amount thereof payable in one installment on June 21 ,2001, bearing interest at a rate of 15.5% per annum, and otherwise in form and substance satisfactory to the holders of the Senior Debt and Junior Debt;

(viii)        the Transfer (as defined herein) by any member of the Investor Group of any equity security or any security convertible into or exchangeable for any equity security issued by the Corporation or any controlling Corporation or any debt instrument issued by any Controlling Corporation and held by a member of the Investor Group, except for (A) Transfers by any employee or former employee of the Corporation or the affiliates of such employee or former employee, in accordance with the terms and conditions of paragraph 3 of the Management Agreement as in effect on the original date of issuance of the Convertible Subordinated Notes, of any equity security, any security convertible into or exchangeable for any equity security or any debt instrument issued by KEMET Corporation and held by such employee or former employee or the affiliates of such employee or former employee, (B) Transfers within the Investor Group of any equity security, any security convertible into or exchangeable for any equity security or any debt instrument issued by the Corporation or KEMET Corporation, provided that, after the consummation of such Transfer, the aggregate value of such equity securities, securities convertible into or exchangeable for equity securities or debt instruments (determined by reference to the original purchase price or principal amount thereof) issued by KEMET Corporation and held by Citicorp (as defined herein) exceeds Fourteen Million Dollars ($14,000,000) or (C) Transfers by Citicorp North America, Inc. and its subsidiaries and affiliates (including, without limitation, Citibank, N.A., Citicorp Venture Capital, Ltd. and Citicorp Capital Resources; collectively, “Citicorp”) and its affiliates to third parties of any equity security, any security convertible into or exchangeable for any equity security or any debt instrument issued by the Corporation or KEMET Corporation, provided that, after the consummation of such Transfer, the aggregate value of such equity securities, securities convertible into or exchangeable for equity securities or debt instruments (determined by reference to the original purchase price or principal amount thereof) issued by KEMET Corporation and held by Citicorp exceeds Fourteen Million Dollars ($14,000,000);

(ix)          the incurrence of any indebtedness for borrowed money (including guarantees of indebtedness, assumption of indebtedness by merger, consolidation or other business combination, liens on property, assurances of insolvency or keepwells) by the Corporation or any of its subsidiaries, or any guarantee by the Corporation or any of its subsidiaries of any indebtedness for borrowed money, which would cause the aggregate indebtedness (including guarantees of indebtedness) for borrowed money of the Corporation and its subsidiaries on a consolidated basis to exceed two hundred fifty million dollars ($250,000,000), except (A) where such incurrence or guarantee of indebtedness for borrowed money would not result in Material Harm to the holders of Senior Preferred Stock, (B) where an event of default under any of the Corporation’s Senior Debt or Junior Debt shall have occurred and be continuing and the holders of such Senior Debt and Junior Debt shall consent to such incurrence or guarantee of additional indebtedness, (C) guarantees in favor of the Corporation or a subsidiary of the Corporation or (D) capitalized leases or purchase money indebtedness;

(x)           the making of any loans or advances by the Corporation or any of its subsidiaries to any member of the Investor Group or any subsidiary of the Corporation, except (A) for advances to and payment of employees in the ordinary course of business or (B) loans and advances to, and guarantees in favor of, the Corporation or a subsidiary of the Corporation;

(xi)          any mortgage, pledge or guarantee by the Corporation or its subsidiaries in favor of the Investor group or any subsidiary of the Corporation, except for mortgages, pledges and guarantees as contemplated by the terms of the Senior Debt or the Junior Debt;

(xii)         the declaration, payment or setting apart for payment of any dividend or other distribution (including, without limitation, redemption or repurchase) on any equity security of the Corporation (other than dividends and distributions on the Senior Preferred Stock) or any equity security of a Controlling Corporation, except that, subject to the restrictions set forth in Section 1(b) and 1(d) of this Article 10, (A) the Corporation may pay dividends on the Junior Preferred Stock to the extent, and only to the extent, necessary to enable KEMET Corporation to make scheduled interest and dividend payments on the KEMET Subordinated Securities (as defined herein) then outstanding, provided that KEMET Corporation continues to be the holder of such Junior Preferred Stock, and provided further, that no such dividend payments shall be paid, declared or set aside for payment after December 21, 1996 unless all issued shares of Senior Preferred Stock have been redeemed in full (whether for cash or Junior Subordinated Notes), (B) the Corporation may pay dividends on Common Stock if permitted by the terms of the Senior Debt and the Junior Debt, but only to the extent such dividends are required and used for the repurchase, redemption or prepayment by KEMET Corporation of any equity security, security convertible into or exchangeable for any equity security or debt instrument issued by KEMET Corporation from any employee or former employee of the Corporation or any Controlling Corporation or the affiliates or transferees of such employee or former employee in accordance with the terms and conditions of paragraph 3 of the Management Agreement as in effect on the original date of issuance of the Convertible Subordinated Notes, and (C) the Corporation may pay dividends on the Common Stock as described in the proviso to the last sentence of Section 1(d) above;

(xiii)        the payment or setting apart for payment of any dividend, interest or principal payments or other payments or distributions on any KEMET Subordinated Securities held by members of the Investor Group, except for the payment of scheduled interest and dividend payments for any fiscal year on the KEMET Subordinated Securities, provided that all accrued dividends on the Senior Preferred Stock shall have been paid (either in cash or in additional shares of Senior Preferred Stock pursuant to Section 1(b) of this Article 10) for such fiscal year and all prior fiscal years, and provided further, that no such payments or other distributions shall be paid to the members of the Investor Group after December 21, 1996 unless all issued shares of Senior Preferred Stock haven redeemed in full for cash, except that KEMET Corporation may repurchase, redeem or prepay any equity security, security convertible into or exchangeable for any equity security or debt instrument issued by KEMET Corporation from any employee or former employee of the Corporation or any Controlling Corporation or the affiliates or transferees of such employee or former employee in accordance with the terms and conditions of paragraph 3 of the Management Agreement as in effect on the date of original issuance of the Convertible Subordinated Notes;

(xiv)                        any amendment of this Certificate of Incorporation, except amendments which do not affect the Senior Preferred Stock or the rights or transferability thereof (including authorization of additional shares of Common Stock or the adoption of anti-takeover provisions), and for this purpose the creation of any Parity Stock and any amendment which alters the preferences, privilege, powers and rights of the Senior Preferred Stock as set forth in this Article 10 shall be deemed to adversely affect the Senior Preferred Stock;

(xv)                           any acceleration of the maturity of any indebtedness (or guarantee of indebtedness) for borrowed money of the Corporation or any of its subsidiaries in an aggregate principal amount equal to or greater than $25,000,000, provided, however, that if such acceleration is subsequently rescinded or revoked (by waiver, cure of defaults or otherwise) or if such indebtedness is refinanced in compliance of this Section 2(a) of Article 10 and, upon completion of such refinancing, there are no defaults (which have not been waived) with respect to any indebtedness (or guarantee of indebtedness) of the Corporation or any of its subsidiaries, then any redemption obligation arising solely pursuant to this item (xv) of Section 2(a) of Article 10 shall terminate as to any shares of Senior Preferred Stock not yet redeemed; or

(xvi)                        if the Corporation shall have become obligated to redeem any shares of Junior Preferred Stock pursuant to Section 5 of Article 11 (which obligation is not subsequently rescinded and annulled as provided in Section 5 of Article 11), then, notwithstanding anything contained in this Article 10 to the contrary, the Corporation shall be deemed to have become obligated to redeem all of the outstanding shares of Senior Preferred Stock before the Corporation shall have become obligated to redeem any shares of Junior Preferred Stock.

(b)         For the purposes of this Article 10:  (i) the term “Redemption Price” shall mean a price per share equal to the sum of one hundred dollars ($100.00) plus any accrued and unpaid dividends (whether or not earned or declared) thereon to and including the date fixed for redemption; (ii) the term “Controlling Corporation” shall mean any corporation or other entity which owns or has the unconditional right to acquire twenty-five percent (25%) or more of the outstanding capital stock of the Corporation, but shall exclude the holders of the Senior Preferred Stock; (iii) a transaction will be deemed not to result in “Material Harm” to the holders of Senior Preferred Stock if (A) the Corporation continues as the surviving entity following such transaction, (B) no capital stock is issued or authorized for issuance which ranks on a parity with or senior to the Senior Preferred Stock with respect to payment of dividends, upon liquidation or upon redemption, (C) the Senior Preferred Stock, or the securities for which the shares of Senior Preferred Stock are converted or exchanged, continue to have the same preferences, privileges, powers and rights as set forth in this Article 10, (D) no defaults (which shall not have been waived or cured) with respect to any debt of the Corporation, any Controlling Corporation or any subsidiary of the Corporation exist at the time of such transaction or are created by reason of such transaction and (E) the Cash Coverage Ratio (as defined herein) for the twelve months next following the consummation of such transaction, on a pro forma basis (commensurate with historical performance) shall be no less immediately following the consummation of such transaction than 1.2/1.0 if such transaction is consummated on or before December 21, 1991 and 1.5/1.0 thereafter, provided that each such calculation of the pro forma performance of the Corporation and the Cash Coverage Ratio shall be calculated in accordance with generally accepted accounting principles applied on a consistent basis; (iv) the term “Cash Coverage Ratio” shall mean for any period the quotient of (A) the result of total operating income (i.e., consolidated net income (before extraordinary gains but including extraordinary losses) on a pre-tax basis, plus interest expense paid or accrued during such period, plus amortization and depreciation deducted in determining net income for such period, also known as (EBIDAT) of the Corporation and its subsidiaries on a consolidated basis for such period, divided by (B) all debt service obligations of the Corporation and its subsidiaries during such period (including, without limitation, principal and interest on all indebtedness of the Corporation and its subsidiaries for borrowed money and annual capitalized lease obligations (except as already included in interest), plus all dividend obligations on the Senior Preferred Stock accruing during such period (including dividends on shares of Senior Preferred Stock issued pursuant to Section 1(b) of this Article 10), plus all interest obligations on the Convertible Subordinated Notes and the Junior Subordinated Notes;  (v) the term “Senior Debt” shall mean the senior secured debt, principal and accrued interest, of the Corporation as described in that certain Credit Agreement among the Corporation, the Lenders signatory thereto and Heller Financial, Inc., as Agent and Lender, as amended from time to time, or any replacement debt permitted in accordance with the terms of this Article 10; (vi) the term “Junior Debt” shall mean the senior subordinated debt, principal and accrued interest, of the Corporation as described in that certain Senior Subordinated Credit Agreement by and among the Corporation, Westinghouse Credit Corporation and Citibank, N.A., as amended from time to time, or any replacement debt permitted in accordance with the terms of this Article 10; (vii) the term “Capacitor Business” shall mean any corporation, business, division or other enterprise at least sixty-six percent (66%) of whose revenues are derived from, or whose total assets are devoted to, the business of designing, manufacturing and selling film capacitors; (viii) the term “Investor Group” shall mean Citicorp and Mr.

D.E. Maguire, Mr. C.E. Volpe, Mr. D.R. Cash, Mr. G.H. Spears, Mr. B.G. Hawthornthwaite, Mr. K. L. Martin, Mr. J. Piper, Mr. J.J. Jerozal, Mr. D.A. Adams, Mr. B.K. Scheumann, Mr. R.A. Taylor, Mr. E.H. Bost, Mr. H.L. Crowley and Mr. D.J. Poinsette, and their respective family members, affiliates, successors, assigns, heirs, trusts for their benefit and legal representatives; (ix) the term “Transfer” shall mean a pledge, a sale, an assignment, a gift, a bequest, the filing of a registration statement under the Securities Act of 1933, as amended, a merger or consolidation of the transferor with or into another entity, a transfer by operation of law or in connection with any voluntary or involuntary proceeding under any federal or state law relating to bankruptcy, insolvency or the rights of creditors generally and any other means by which personal property or any legal or beneficial interest therein may be transferred, whether such transaction is effected voluntarily or involuntarily; and (x) the term “KEMET Subordinated Securities” shall mean the 11.515% senior promissory notes, the 12% cumulative preferred stock and the 13% junior promissory notes, in each case with the terms in effect when originally issued, in the aggregate original principal amount (liquidation value in the case of the preferred stock) of $31,000,000 to be issued by KEMET Corporation upon the acquisition of all the issued and outstanding shares of Common Stock of the Corporation.

(c)          The Corporation shall deliver to each holder of the Senior Preferred Stock, at least 45 and not more than 90 days prior to the occurrence of any transaction or event which, if consummated without the consent of the holders of Senior Preferred Stock pursuant to this Section 2(c) of this Article 10, would constitute a Redemption Event, at the address last shown on the books and records of the Corporation for such holder or given by such holder to the Corporation for the purposes of notice (the “Record Address”), written notice (a “Redemption Event Notice”) identifying the nature of the Redemption Event, the identity of the parties involved, the consideration to be received or paid by the Corporation, the scheduled date for consummation of such Redemption Event (the “Redemption Event Date”) and requesting the consent of the holders to the consummation of such Redemption Event.  If the consummation of such Redemption Event is not consented to or approved by the holders of Senior Preferred Stock and Junior Subordinated Notes representing two-thirds (2/3) of the aggregate amount of the Liquidation Preference of the Senior Preferred Stock at the time outstanding and the principal amount of the Junior Subordinated Notes at the time outstanding, given in person or by proxy, either in writing or by resolution at an annual or special meeting called for the purpose, at which the holders of the Senior Preferred Stock and Junior Subordinated Notes shall vote together as a separate class, within twenty (20) days of the date of such Redemption Event Notice, the Corporation shall be entitled to cancel and terminate the consummation of such contemplated Redemption Event and deliver written notice of such cancellation and termination to the holders of Senior Preferred Stock no later than fifteen (15) days prior to the Redemption Event Date; if the Corporation does not so cancel and terminate the consummation of the contemplated Redemption Event, each holder of Senior Preferred Stock shall have the right to require all or any part of its shares of Senior Preferred Stock to be redeemed by the Corporation in accordance with this Section 2 or Article 10 upon the consummation of the transaction which constitutes such Redemption Event (a “Redemption Closing Date’) by delivering written notice to such effect setting forth the number of shares to be redeemed to the Secretary of the Corporation at least five (5) days prior to the scheduled Redemption Event Date.

(d)         The Corporation shall have the option, at any time after the issuance of the Senior Preferred Stock, to redeem the whole or any part of the shares of Senior Preferred Stock at the time outstanding at a price per share equal to the Redemption Price.  The shares of Senior Preferred Stock to be redeemed pursuant to this Section 2(d) of Article 10 shall be determined pro rata among the holders of Senior Preferred Stock unless all of the outstanding shares of Senior Preferred Stock are to be redeemed.  In case less than all the shares represented by any certificate representing shares of Senior Preferred Stock are to redeemed pursuant to this Section 2(d) of Article 10, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.  Notice of any redemption pursuant to this Section 2(d) of Article 10, specifying the date, time and place of redemption, shall be mailed to each holder of shares of Senior Preferred Stock to be redeemed at such holder’s Record Address, at least 10 but not more than 90 days in advance of the date fixed for redemption (the “Corporation Redemption Date”); and if less than all of the shares of Senior Preferred Stock owned by such holder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the number of the certificates representing such shares.

(e)          Subject to Section 2(h) of this Article 10, each holder of the Senior Preferred Stock shall have the right, at the option of the holder with the prior written consent of the holders of the Senior Debt and the Junior Debt of the Corporation to require the corporation to redeem all or any part of the shares of Senior Preferred Stock held by such holder for cash at a price per share equal to the Redemption Price at any time after December 21, 1995 by delivering written notice to that effect, together with a copy of the written consent of the holders of the Senior Debt and the Junior Debt, to the Corporation specifying the date fixed for redemption (the “Consent Redemption Date”), which date shall be not less than thirty (30) days following the date of such notice; provided, however, that if Citicorp has delivered a “Put Notice” to KEMET Corporation pursuant to paragraph 5 of that certain Stockholders Agreement among KEMET Corporation and its stockholders as in effect on the date of original issuance of the Convertible Subordinated Notes, then the holders of Senior Preferred Stock may not exercise the right granted by this Section 2(c) of Article 10 for a period of ninety (90) days following the date of such “Put Notice.”

(f)            Subject to Section 2(h) of this Article 10, each holder of the Senior Preferred Stock shall have the right, at the option of the holder, to require the Corporation to redeem all, but not less than all, of the shares of Senior Preferred Stock held by such holder for Junior Subordinated Notes (as defined herein) of the Corporation in principal amount equal to the Redemption Price at any time after December 21, 1996 and on or before April 21, 1997 by delivering written notice to that effect to the Corporation specifying that the Redemption Price shall be payable in Junior Subordinated Notes and specifying the date fixed for redemption (the “Note Redemption Date”), which date shall be not less than thirty (30) days following the date of such notice.  The term “Junior Subordinated Notes” shall mean promissory notes of the Corporation in the form attached to that certain Intercreditor and Subordination Agreement made as of December 21, 1990 by and among Heller Financial, Inc., Westinghouse Credit Corporation, Citibank, N.A., Union Carbide Industrial Gasses Inc., General Electric Capital Corporation and the Corporation as in effect on the original date of issuance of the Convertible Subordinated Notes.

(g)         One day prior to any Scheduled Redemption Date, Redemption Event Date, Corporation Redemption Date, Consent Redemption Date or Note Redemption Date (as the case may be) with respect to which any holder of Senior Preferred Stock has elected to tender its shares of Senior Preferred Stock for redemption, or with respect to which the Corporation has notified the holders of Senior Preferred Stock of its intention to redeem shares of Senior Preferred Stock, the Corporation shall deposit the Redemption Price (in immediate available funds or in Junior Subordinated Notes duly registered in the names of the holders of the shares of Senior Preferred Stock to be redeemed, as the case may require) of all outstanding shares of Senior Preferred Stock designated for redemption pursuant to this Article 10 (the “Redemption Shares”) with a bank or trust company (having aggregate capital and surplus in excess of $250,000,000) as a trust fund for the benefit of the respective holders of the Redemption Shares.  Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust company to send notice of the redemption thereof to the holders of record of the Redemption Shares at their Record Address and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price for the Redemption Shares to the holders thereof upon surrender of the certificates therefor.  Upon such deposit, dividends shall cease to accrue with respect to the Redemption Shares and such Redemption Shares shall no longer be deemed to be outstanding.

(h)         If the funds of the Corporation legally available for redemption of Redemption Shares on any date fixed for redemption are insufficient to redeem the number of Redemption Shares to be redeemed on such date, those funds which are legally available therefor will be used to redeem the maximum possible number of Redemption shares ratably among the holders of such Redemption Shares in proportion to the number of such Redemption Shares held by each of them (provided that with respect to a redemption pursuant to Section 2(f) of this Article 10, the Redemption Price shall be payable in Junior Subordinated Notes to the extent of legally available funds).  The Redemption Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  Until such Redemption Shares have been redeemed in full, no dividends or distributions may be paid, declared or set aside for payment upon shares of Junior Preferred Stock, Common Stock or other equity securities (other than the Senior Preferred Stock) of the Corporation.  At any time thereafter when additional funds of the Corporation are legally available for redemption of shares of Senior Preferred Stock, such funds will immediately be used to redeem the balance of the Redemption Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed (provided that with respect to a redemption pursuant to Section 2(f) of this Article 10, the Redemption Price shall be payable in Junior Subordinated Notes to the extent of legally available funds).

(i)             Any shares of Senior Preferred Stock redeemed pursuant to this Section 2 of Article 10 or otherwise acquired by the Corporation shall be retired, a certificate of their redemption and retirement shall be filed with the Secretary of State of the State of Delaware and the authorized shares of Senior Preferred Stock and the capital of the Corporation shall be deemed to be decreased to the extent of the shares so redeemed or otherwise acquired and retired.

3.               Liquidation Preferences.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Senior Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution, declaration or setting apart for payment or distribution, of the assets of the Corporation (whether capital or surplus) to the holders of Junior Preferred Stock, Common Stock or other equity securities of the Corporation by reason of their ownership thereof, an amount (the “Liquidation Preference”) per share equal to the sum of One Hundred Dollars ($100.00) plus all accrued and unpaid dividends (whether or not earned or declared) thereon to the date of final distribution to such holders, but they shall be entitled to no further payment.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of the Senior Preferred Stock shall be insufficient to pay in full the Liquidation Preference due to all holders of shares of the Senior Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.  Any transaction or event which constituted a liquidation, dissolution or winding up of the Corporation for the purposes of Article 11 shall also constitute a liquidation, dissolution or winding up of the Corporation for the purpose of this Article 10.

4.               Voting Rights.

(a)               Except (i) as required by the General Corporation Law of the State of Delaware and (ii) for the special voting rights provided in this Article 10 with respect to shares of Senior Preferred Stock, but subject to the provisions of this Article 10, no share of Senior Preferred Stock shall entitle the holder thereof to any vote upon any matter.  Except as otherwise required hereby or by law, the holders of the Senior Preferred Stock shall vote as a separate class.  Action by the holders of Senior Preferred Stock shall require the affirmative vote or consent of the holders of Senior Preferred Stock and Junior Subordinated Notes representing two-thirds (2/3) of the aggregate amount of the Liquidation Preference of the Senior Preferred Stock then outstanding and the principal amount of the Junior Subordinate Notes then outstanding, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, at which the holders of the Senior Preferred Stock and the Junior Subordinated Notes shall vote together as a separate class.

(b)              The holders of the Senior Preferred Stock, voting as a separate class, shall have the exclusive and special right at all times from and after December 21, 1996 to elect two additional directors to the Board of Directors of the Corporation; provided, however, that if the aggregate Liquidation Value of all shares of Senior Preferred Stock then outstanding is less than $21,000,000, then such holders shall have the right to elect only one additional director.  Upon the election by the holders of the Senior Preferred Stock of the director(s) they are entitled to elect pursuant to this Section 4(b) of Article 10, the terms of office of all persons who were theretofore directors of the Corporation and who were elected for a term of office beyond such meeting shall continue, notwithstanding the election at such meeting by the holders of the Senior Preferred Stock of the number of directors which they were entitled to elect; and the persons so elected by the holders of the Senior Preferred Stock, together with the incumbent directors elected by the stockholders of the Corporation who are entitled to vote thereon, shall constitute the duly elected Board of Directors of the Corporation.

(c)               In any election of directors pursuant to this Section 4 of Article 10, each holder of shares of Senior Preferred Stock shall be entitled to one vote for each share of Senior Preferred Stock held and no holder of Senior Preferred Stock shall be entitled to cumulate his votes by giving one candidate more than one vote per share.  The special and exclusive voting right of the holders of the Senior Preferred Stock, voting as a separate class, contained in this Section 4 of Article 10 may be exercised either at a special meeting of the holders of Senior Preferred Stock called as provided below, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting.  The directors to be elected by the holders of the Senior Preferred stock, voting as a separate class, shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of stockholders and until their successors have been elected and shall have qualified.  If at any time any directorship to be filled by the holders of Senior Preferred Stock, voting as a separate class, has been vacant for a period of ten days, the Secretary of the Corporation shall call a special meeting of the holders of Senior Preferred Stock for the purpose of electing a director or directors to fill such vacancy or vacancies.  Such meeting shall be held at the earliest practicable date at such place as is specified in the By-laws of the Corporation.  If such meeting shall not be called by the Secretary of the Corporation within ten days after the occurrence of such vacancy, then the holders of record of the shares representing at least 25% of the voting power of the Senior Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person or persons so designated upon the notice required for annual meeting of stockholders and shall be held at such place as is specified therein.  Any holder of the Senior Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of calling a meeting of the stockholders pursuant to these provisions.  At any meeting held for the purpose of electing directors at which the holders of Senior Preferred Stock shall have the special and exclusive right, voting as a separate class, to elect directors as provided in this Section 4 of Article 10, the presence, in person or by proxy, of the holders of record of shares representing two-thirds (2/3) of the voting power of the Senior Preferred Stock then outstanding shall be required to constitute a quorum of Senior Preferred Stock for such election.  In the absence of such a quorum, the holders of record of shares of the Senior Preferred Stock representing a majority of the voting power of the Senior Preferred Stock present, in person or by proxy, shall have the power to adjourn meeting for the election of directors to such time as they announce at such meeting or through notice other than announcement at the meeting.

5.               Information and Inspection Rights.  The Corporation shall deliver to holders of shares of the Senior Preferred stock annual, quarterly and monthly financial statements, and copies of all reports,  budgets and summaries of any financial plans and business plans of the Corporation generally available to any members of the Investor Group as they become available, and copies of all financial statements, other financial information and other information delivered by the Corporation to holders of the Senior Debt and the Junior Debt, and the holders of shares of Senior Preferred Stock may inspect the Corporation’s properties, books and other records at any reasonable time during normal business hours upon 5 days’ notice to the Secretary of the Corporation.  In addition, the Corporation shall furnish, upon request of the holder, the information required to be made available so that such holder will be able to sell the shares of Senior Preferred Stock in reliance on the exemption provided by Rule 144A promulgated under the Securities Act of 1933, as amended, as such Rule may be amended from time to time.

ARTICLE 11.  The relative preferences, powers, rights, qualifications, limitations and restrictions in respect of the Junior Preferred Stock are as follows:

Section 1.  Dividends.

1A.  General Obligation.  When and as declared by the Corporation’s board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends to the holders of the Junior Preferred Stock as provided in this Section 1.  Except as otherwise provided herein, dividends on each share of the Junior Preferred Stock (a “Share”) shall accrue on a daily basis at the rate of 12% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid.  Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  Such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividend, distribution or payment may be made with respect to any Junior Securities.  The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

1B.  Dividend Reference Dates.  To the extent not paid on July 15 of each year, beginning July 15, 1992 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the twelve-month period (or other period in the case of the initial

Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

1C.  Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Junior Preferred Stock, such payment shall be distributed ratably among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

Section 2.  Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation, each holder of Junior Preferred Stock shall be entitled to be paid, after all required distributions or payments are made with respect to the Senior Preferred Stock and before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends) of all Shares held by such holder, and the holders of Junior Preferred Stock shall not be entitled to any further payment.  If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Junior Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holder based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Junior Preferred Stock held by each such holder.  For purposes of this Section 2, the consolidation or merger of the Corporation with or into another entity or entities and the sale or transfer by the Corporation of all or substantially all of its assets (determined on a consolidated basis) shall, upon the election of the holders of a majority of the outstanding Shares, be deemed to be a liquidation, dissolution and winding up of the Corporation, and the holders of the Junior Preferred Stock shall be entitled to receive payment of the amounts payable with respect to the Junior Preferred Stock upon a liquidation, dissolution or winding up of the Corporation in cancellation of their Shares upon the consummation of any such transaction.

Section 3.  Priority of Preferred Stock.

So long as any Senior Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall redeem, purchase or otherwise acquire directly or indirectly any Junior Preferred Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Preferred Stock, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay (whether in cash or additional shares of Senior Preferred Stock) the full amount of dividends accrued on the Senior Preferred Stock or the Corporation has failed to make any redemption of the Senior Preferred Stock required hereunder.  So long as any Junior Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Preferred Stock or the Corporation has failed to make any redemption of the Preferred Stock required hereunder is cash.

Section 4.  Redemptions.

4A.  Scheduled Redemption.  The Corporation shall redeem all of the outstanding Shares of Junior Preferred Stock on June 21, 2001 (the “Scheduled Redemption Date”), at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

4B.  Redemption Payment.  For each Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation value of such Share (plus all accrued and unpaid dividends thereon).  If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon) held by each such holder.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.  In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed shares.

4C.  Determination of the Number of Each Holder’s Shares to be Redeemed.  The number of Shares of Junior Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

4D.  Dividends After Redemption Date.  No Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof.  On such date all rights of the holder of such Share shall cease, and such Share shall not be deemed to be outstanding.

4E.  Redeemed or Otherwise Acquired Shares.  Any Shares which are redeemed or otherwise acquired by the Corporation shall be cancelled and shall not be reissued, sold or transferred.

4F.  Other Redemptions or Acquisitions.  Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Junior Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Junior Preferred Stock on the basis of the number of shares owned by each such holder.

Section 5.  Events of Noncompliance.

5A.  Definition.  An Event of Noncompliance shall be deemed to have occurred if

(i)             (A) an Event of Default (as defined in the Notes) shall have occurred with respect to the Senior Notes and Junior Notes and the entire outstanding principal amount of the Notes, plus all accrued interest thereon, shall have become immediately due and payable without demand or other action on the part of the holders thereof pursuant to paragraph 3(b)(i) of the Notes, (B) the Required Holders (as defined in the Notes) shall have declared all or any portion of the principal amount of such Senior Notes and Junior Notes to be immediately due and payable pursuant to paragraph 3(b)(ii) of the Notes, or (C) an Event of Default (as defined in the Notes) shall have occurred and the interest rate on the Notes shall have increased by two percentage points pursuant to paragraph 3(b)(iii) of the Notes; or

(ii)          (A) an Event of Noncompliance (as defined in the Kemet Corporation Certificate of Incorporation) shall have occurred with respect to the Kemet Corporation Preferred Stock and the Corporation shall have become obligated to immediately redeem all of the Kemet Corporation Preferred Stock without any demand or other action on the part of the holders thereof pursuant to Section 5B(i) of the Kemet Corporation Certificate of Incorporation, (B) the Required Holders (as defined in the Kemet Corporation Certificate of Incorporation) shall have demanded immediate redemption of all or any portion of the Kemet Corporation Preferred Stock pursuant to Section 5B(ii) of the Kemet Corporation Certificate of Incorporation, or (C) an Event of Noncompliance (as defined in the Kemet Corporation Certificate of Incorporation) shall have occurred and the dividend rate on the Preferred Stock shall have increased by two percentage points pursuant to Section 5B(iii) of the Kemet Corporation Certificate of Incorporation.

5B.  Consequences of Event of Noncompliance.

(i)             If an Event of Noncompliance of the type described in clauses (i) (A) and (ii) (A) of Section 5A above has occurred, the Corporation shall become obligated to immediately redeem all of the outstanding Shares of Junior Preferred Stock at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon), without any demand or other action on the part of the holders thereof.

(ii)          If an Event of Noncompliance of the type described in clauses (i) (B) and (ii) (B) of Section 5A above has occurred, the holder or holders of a majority of the Junior Preferred Stock then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Junior Preferred Stock owned by such holder or holders (subject to the proviso in the immediately following sentence) at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).  The Corporation shall give prompt written notice of such election to the other holders of Junior Preferred Stock (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Junior Preferred Stock (subject to the immediately following proviso) by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice; provided that, upon the occurrence of an Event of Noncompliance, such holder or holders of Junior Preferred Stock shall be required to demand immediate redemption of a number of Shares with an aggregate Liquidation Value (plus all accrued and unpaid dividends thereon) at least equal to the sum of (i) the aggregate principal amount of the Notes which have been accelerated pursuant to the terms of the Notes, plus all accrued and unpaid interest thereon, and (ii) the aggregate Liquidation Value of the Kemet Corporation Preferred Stock which Kemet Corporation has become obligated to redeem pursuant to the Kemet Corporation Certificate of Incorporation, plus all accrued and unpaid dividends thereon.  The Corporation shall redeem all Junior Preferred Stock as to which rights under this paragraph have been exercised within 15 days after receipt of the initial demand for redemption; provided that, notwithstanding the foregoing, such demand for immediate redemption shall automatically be rescinded and annulled in the event that (i) the Required Holders (as defined in the Notes) rescind and annul the acceleration of the Notes and its related consequences pursuant to the terms of the Notes, and (ii) the Required Holders (as defined in the Kemet Corporation Certificate of Incorporation) rescind and annul the demand for immediate redemption of the Kemet Corporation Preferred Stock and its related consequences pursuant to the Kemet Corporation Certificate of Incorporation.

(iii)       If any Event of Noncompliance has occurred, the dividend rate on the Junior Preferred Stock will increase automatically by two percentage points until such time as no Event of Noncompliance exists; provided that any increase in the dividend rate resulting from the operation of this clause (iii) will terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increase pursuant to this clause (iii).

Section 6.  Voting Rights.

Except as otherwise provided herein and as otherwise required by law, the Junior Preferred Stock shall have no voting rights.

Section 7.  Registration of Transfer of Preferred Stock.

The Corporation shall keep at its principal office a register for the registration of the Preferred Stock.  Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

Section 8.  Replacement of Preferred Stock.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lot, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 9.  Definitions.  As used in this Article 11:

“Junior Notes” has the meaning given to such term in the Purchase Agreement.

“Junior Securities” means any of the Corporation’s equity securities other than the Preferred Stock.

“Kemet Corporation” mean KEMET Corporation (Delaware), a Delaware corporation.

“Kemet Corporation Certificate of Incorporation” means Kemet Corporation’s Certificate of Incorporation, as such Certificate of Incorporation may be amended from time to time in accordance with its terms and the terms of the Purchase Agreement.

“Kemet Corporation Preferred Stock” means shares of Kemet Corporation’s Preferred Stock, par value $1.00 per share.

“Liquidation Value” of any Share as of any particular date shall be equal to $100.00.

“Notes” means the Senior Notes and the Junior Notes.

“Person” has the meaning given to such term in the Purchase Agreement.

“Purchase Agreement” means the Stock, Note and Warrant Purchase Agreement, dated on or about December 21, 1990, by and among Kemet Corporation and certain investors, as such agreement may be amended from time to time in accordance with its terms.

“Redemption Date” as to any Share means the date specified in the Corporation’s notice of redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Senior Notes” has the meaning given to such term in the Purchase Agreement.

Section 10.  Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision of this Article 11 without the prior written consent of the holders of a majority of the Junior Preferred Stock outstanding at the time such action is taken; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Junior Preferred Stock then outstanding.

Section 11.  Notices.

Except as otherwise expressly provided, all notices referred to in Article 11 shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

ARTICLE 12.  A director of the Corporation shall not be personally liable to the Corporation or the stockholders of the Corporation for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the

Corporation or the stockholders of the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the “Law”) and (iv) for any transaction from which such director derived an improper personal benefit.  If the Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Law, as so amended.  No repeal or modification of this Article 12 shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

CERTIFICATE OF RETIREMENT AND PROHIBITION

OF REISSUANCE OF SHARES

OF

KEMET ELECTRONICS CORPORATION

(Pursuant to Section 243 of the General

Corporation Law of the State of Delaware)

David E. Maguire and Glenn H. Spears, being the duly elected President and Secretary, respectively, of KEMET Electronics Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify as follows:

1.             The name of the corporation (hereinafter called the “Corporation”) is KEMET Electronics Corporation.

2.             The Corporation has retired Four Hundred Thousand (400,000) shares of Class A 14% Senior Cumulative Preferred Stock, par value One Hundred Dollars ($100.00) per share and Three Hundred Ten Thousand (310,000) shares of Class B 12% Junior Preferred Stock, par value One Dollar ($1.00) per share.

3.             The Certificate of Incorporation of the Corporation prohibits the reissuance of any of its Preferred Stock.

IN WITNESS WHEREOF, the undersigned, being the President and Secretary hereinabove named, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury do each hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly have hereunto signed this Certificate of Retirement and Prohibition of Reissuance of Shares this 10th day of November, 1992.

		By:	/s/ DAVID E. MAGUIRE

David E. Maguire, President

ATTEST:

By:	/s/ GLENN H. SPEARS

Glenn H. Spears, Secretary